FOR MORE INFORMATION:  Michael R. Cox
Phone   765.497.5829
mcox@BASInc.com

Bioanalytical Systems, Inc. to Raise Approximately $5.5 Million in Registered Securities Offering

Company to Use Proceeds to Fund Growth Initiatives

WEST LAFAYETTE, IN—(May 6, 2011) - (NASDAQ: BASI) Bioanalytical Systems, Inc. (the "Company") today announced that it has entered into definitive agreements with investors  for a public offering of 5,506 units at a price of $1,000 per unit to the public with each unit consisting of one 6% Series A Convertible Preferred Share which is convertible into 500 common shares, one Class A Warrant to purchase 250 common shares, and one Class B Warrant to purchase 250 common shares. The Company had originally offered $5 million in units, but expanded the offer due to investor demand.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE AMEX:LTS), acted as the exclusive Placement Agent for this offering.

 The proceeds received by the Company from the offering will be used for the purchase of laboratory equipment and for working capital and general corporate purposes.

The offering is being made only by means of a prospectus, copies of which may be obtained from Ladenburg Thalmann & Co. Inc., Prospectus Department, 520 Madison Avenue, 9th Floor, New York, New York, 10022, telephone: 212-409-2000.  Electronic copies of the prospectus are available on the Securities and Exchange Commission's Web site at www.sec.gov.

 Each Series A Share is convertible at the option of the holder into 500 common shares, has a stated value and liquidation preference of $1,000 per share, and is redeemable at the option of the Company if certain conditions described in the prospectus are met.  The Company also has the right to require the holders to convert the Series A Shares in certain circumstances described in the prospectus.  For three years from the date of issuance, the Series A Shares will have a stated dividend rate of 6% per annum, payable quarterly in cash or, subject to certain conditions, in common shares or a combination of cash and common shares, at the Company's election.  Beginning three years after the date of issuance, the Series A Shares will participate in any dividends payable upon common shares on an "as-converted" basis.  The Series A Shares will not have voting rights, except as may be provided by Indiana law.

Each Class A Warrant grants the holder the right to purchase 250 common shares for an exercise price equal to $2.00 per share, subject to adjustment as described in the prospectus.  Class A Warrants are exercisable immediately after the date of issuance and expire five years after the date of issuance.  Each Class B Warrant grants the holder the right to purchase 250 common shares for an exercise price equal to $2.00 per share, subject to adjustment as described in the prospectus.  Class B Warrants are exercisable immediately after the date of issuance and expire one year after the date of issuance.

The offering is expected to close on or about May 11, 2011, subject to the satisfaction of customary closing conditions.  The units are being offered pursuant to an effective registration statement. This news release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more about BASi.